UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2019

HAYNES INTERNATIONAL, INC.

(Exact name of registrant as specified in
its charter)

Delaware	001-33288	06-1185400
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1020 West Park Avenue Kokomo, Indiana	46904-9013
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (765) 456-6000

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock, par value $.001 per share	HAYN	NASDAQ Global Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of 2020 Management Incentive Plan

On November 19, 2019, the Compensation Committee of the Board of Directors of Haynes International, Inc. (the “Company”), approved the fiscal 2020 Management Incentive Plan (the “Plan”). Under the Plan, certain employees of the Company are eligible for cash awards based on Company performance, including, but not limited to, Michael L. Shor, the President and Chief Executive Officer, and the named executive officers who will be included in the Company’s Definitive Proxy Statement on Form 14A for the fiscal year ended September 30, 2019, who are Daniel W. Maudlin, Vice President - Finance and Chief Financial Officer; Marlin C. Losch III, Vice President — Sales and Distribution; David L. Strobel, Vice President — Operations and Venkat R. Ishwar, Vice President - Marketing (Messrs. Shor, Maudlin, Losch, Strobel and Ishwar are herein referred to collectively as the “named executive officers”).

If the Company meets certain specific targets for net income established by the Compensation Committee for fiscal 2020 (the “Financial Targets”), then each named executive officer is eligible for a cash payment under the Plan based on their respective fiscal 2020 base salaries.

•                  If the Company’s performance meets the minimum Financial Target, then the cash payments under the Plan would be 40% of fiscal 2020 base salary for Mr. Shor, 32.5% of fiscal 2020 base salary for Mr. Maudlin, 30% of fiscal 2020 base salary for Mr. Strobel, and 25% of fiscal 2020 base salary for Messrs.  Losch and Ishwar.

•                  If the Company’s performance meets the mid-level Financial Target, then the cash payments under the Plan would be 80% of fiscal 2020 base salary for Mr. Shor, 65% of fiscal 2020 base salary for Mr. Maudlin, 60% of fiscal 2020 base salary for Mr. Strobel and 50% of fiscal 2020 base salary for Messrs. Losch and Ishwar.

•                  If the Company’s performance meets the maximum Financial Target, then the cash payments under the Plan would be 120% of fiscal 2020 base salary for Mr. Shor, 97.5% of fiscal 2020 base salary for Mr. Maudlin, 90% of fiscal 2020 base salary for Mr. Strobel and 75% of fiscal 2020 base salary for Messrs. Losch and Ishwar.

The Board of Directors has full discretion to eliminate, delay or change any awards or payouts and may choose to pay awards at any level of performance. All payments under the Plan must be approved by the Board of Directors.

In addition, the Plan also granted shares of restricted stock, performance shares and stock options to the named executive officers, with a grant date of November 19, 2019.

Restricted shares were granted subject to time-based vesting. The restricted shares will vest on the third anniversary of the date of grant, provided that the grantee is still employed by the Company on such date, and are also subject to the terms of the Company’s 2016 Incentive Compensation Plan.  The performance shares will be settled in cash or shares of the Company’s common stock on the third anniversary of their grant date, provided that (a) the named executive officer is still employed by the Company and (b) the Company has met at least a threshold relative total shareholder return target (relative to a comparator group of the Company). The number of performance shares earned, if any, will vary based on the Company’s percentile of total shareholder return as compared to the comparator group, and the awards are subject to the terms and conditions of the Company’s 2016 Incentive Compensation Plan.

The stock options vest in three equal annual installments on the anniversary of the date of grant and are also subject to the terms and conditions of the Company’s 2016 Incentive Compensation Plan.  The total value of stock options, restricted shares and target performance shares for Mr. Shor was approximately 160% of his fiscal 2020 base salary, for Mr. Maudlin was approximately 90% of his fiscal 2020 base salary, for Messrs. Strobel, Losch and Ishwar was approximately 70% of their respective base salaries for fiscal 2020.

Grants were made to the named executive officers in the following amounts:

Named Executive Officer	Target Performance Shares(1)	Restricted Shares	Stock Options
Michael L. Shor	9,188	9,191	35,193
Daniel W. Maudlin	2,529	2,530	9,688
Marlin C. Losch	1,797	1,798	6,883
David L. Strobel	1,860	1,861	7,125
Venkat R. Ishwar	1,848	1,848	7,077

(1) Represents shares earned if relative total shareholder returns amounts to at least the 50th percentile of the comparator group. Actual shares earned would change within an established range based on performance beginning at the 30th percentile of the comparator group to top performance within the group.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Haynes International, Inc.

Date: November 19, 2019	By:	/s/ Janice Gunst
Janice Gunst
Vice President—General Counsel